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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

             (Unaudited and in thousands, except per share amounts)

                                                Three Months Ended
                                         -----------------------------------
Numerator - Basic and Diluted EPS:       March 31, 2000       March 31, 1999
                                         --------------       --------------
       Net loss                            $  3,874             $  3,666
Denominator - Basic EPS:
       Common stock outstanding              33,959               33,098
                                           --------             --------
Basic loss per share                       $  (0.11)            $  (0.11)
                                           ========             ========
Denominator - Diluted EPS:
       Demoninator - basic EPS               33,959               33,098
Effect of dilutive securities
       Common stock options                    --                   --
                                           --------             --------
Diluted shares outstanding                   33,959               33,098
                                           --------             --------
Diluted loss per share                     $  (0.11)            $  (0.11)
                                           ========             ========